Exhibit 99.1

RONSON CORPORATION ANNOUNCES AGREEMENT TO DIVEST THE ASSETS OF ITS CONSUMER PRODUCTS SUBSIDIARIES IN THE USA AND CANADA

Woodbridge, N.J., October 15, 2009 - Ronson Corporation (the "Company") (OTC: RONC.PK) announced today that it has entered into a definitive agreement with Zippo Manufacturing Company (“Zippo”) to sell to Zippo substantially all of the assets of its Consumer Products companies, Ronson Consumer Products Corporation in Woodbridge, New Jersey, and Ronson Corporation of Canada, Ltd. in Mississauga, Ontario, Canada, both wholly-owned subsidiaries of Ronson Corporation.

The agreement provides for a purchase price, payable in cash at closing, of $11.1 million, subject to various adjustments, $1.350 million of which is to be held in escrow to secure the Company’s indemnification obligations for a period of twelve months and longer in specified events.  The consummation of the transaction is subject to, among other things, approval by Ronson Corporation’s shareholders, receipt of required third-party consents and various other customary conditions.  Closing is expected to occur in the fourth quarter of this year.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320